EXHIBIT 99.1

From:

GSI Commerce, Inc. For Immediate Release

935 First Avenue

King of Prussia, PA 19406 USA

Contacts:

Michael Conn Greg Ryan

Chief Financial Officer Director, Corp. Communications

tel: 610-491-7002 tel: 610-491-7294

e-mail: connm@gsicommerce.com e-mail: ryang@gsicommerce.com

GSI Commerce Adopts Stockholder Rights Plan

KING OF PRUSSIA, Pa., April 3, 2006 -- GSI Commerce Inc. (Nasdaq: GSIC) today announced that its board of directors has adopted a stockholder rights plan. The rights plan is designed to enhance the board's ability to protect stockholder interests and to ensure that stockholders receive fair treatment in the event any coercive or unfair takeover attempt of the company is made in the future. The plan, which was adopted following evaluation and consultation with outside advisors, is similar to those adopted by numerous publicly-traded companies and was not adopted in response to any unsolicited attempt to acquire the company. Adoption of the rights plan is a pro-active move by the company's board of directors to protect the rights of GSI Commerce stockholders to obtain the most attractive price for their shares, particularly given the concentrated ownership of the company's stock.

Under the plan, preferred stock purchase rights will be distributed as a dividend at the rate of one right for each share of GSI Commerce common stock held by stockholders of record as of the close of business on April 14, 2006. Initially, these rights will not be exercisable and will trade with the shares of the company's common stock. These rights generally will become exercisable if a person or group acquires ownership of 20 percent or more of the company's outstanding common stock or commences a tender or exchange offer for 20 percent or more of the company's outstanding common stock. If a person acquires beneficial ownership of 20 percent or more of the company's common stock, each right will entitle its holder (other than the acquiring person) to purchase shares of the company's common stock with a value equal to two times the right's exercise price. The plan also provides an exception for any shareholder that currently beneficially owns 19 percent or more of the company's outstanding common stock to acquire up to 25.1 percent of the company's outstanding common stock before these rights become exercisable. In addition, if, after a person acquires such ownership, the company engages in a merger in which it is not the survivor or its common stock is changed or exchanged, or sells or transfers more than 50 percent of its assets, cash flow or earning power, each right generally will become exercisable to purchase common stock of the acquiring company with a value equal to two times the right's exercise price.

The board of directors will be entitled to redeem the rights for $.001 per right at any time before the tenth business day after the company's announcement that a person or group has acquired ownership of 20 percent. The rights will expire on April 14, 2016, unless earlier redeemed, exchanged or extended in accordance with the rights plan.

To obtain additional details of the company's adoption of the stockholders rights plan, investors and interested parties should refer to the company's Form 8-K filed with the Securities and Exchange Commission.

About GSI Commerce

GSI Commerce is a leading provider of e-commerce solutions that enable retailers, branded manufacturers, entertainment companies and professional sports organizations to operate e-commerce businesses. We provide solutions for our partners through our integrated e-commerce platform, which is comprised of three components: technology, logistics and customer care and marketing services. We either operate, or will operate pursuant to signed agreements, all or portions of the e-commerce businesses for more than 50 partners.

Forward-Looking Statements

All statements made in this release, other than statements of historical fact, are forward-looking statements. The words "anticipate," "believe," "estimate," "expect," "intend," "may," "plan," "will," "would," "should," "guidance," "potential," "continue," "project," "forecast," "confident," "prospects," "schedule," and similar expressions typically are used to identify forward-looking statements. Forward-looking statements are based on the then-current expectations, beliefs, assumptions, estimates and forecasts about the business of GSI Commerce. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions, which are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or implied by these forward-looking statements. Factors which may affect GSI Commerce's business, financial condition and operating results include the effects of changes in the economy, consumer spending, the financial markets and the industries in which GSI Commerce and its partners operate, changes affecting the Internet and e-commerce, the ability of GSI Commerce to develop and maintain relationships with strategic partners and suppliers and the timing of its establishment, extension or termination of its relationships with strategic partners, the ability of GSI Commerce to timely and successfully develop, maintain and protect its technology and product and service offerings and execute operationally, the ability of GSI Commerce to attract and retain qualified personnel, the ability of GSI Commerce to successfully integrate its acquisitions of other businesses, if any, the performance of acquired businesses and the impact of SFAS 123(R). More information about potential factors that could affect GSI Commerce can be found in its most recent Form 10-K, Form 10-Q and other reports and statements filed by GSI Commerce with the SEC. GSI Commerce expressly disclaims any intent or obligation to update these forward-looking statements.

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